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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF CONYERS DILL & PEARMAN]

12JDB/sts/950538/18979

August 13, 2001                                                  rjbriant@cdp.bm

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     We have been requested by Claxson Interactive Group Inc. (the "Company"), a British Virgin Islands international business company, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form F-4, with respect to the registration of 49,776,481 shares (the "Shares") of the Company's Class A common shares, par value $0.01 per share, to be issued in connection with the transaction described therein.

     We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that, when the Shares have been issued and delivered in the manner described in the Registration Statement and the Combination Agreement, dated as of October 30, 2000, as amended by Amendment No. 1 thereto dated as of June 26, 2001, among New Site Inc. (as predecessor to the Company), Newhaven Overseas Corp. (as predecessor to Carlyle Investments LLC and Carlton Investments LLC), Hicks, Muse, Tate & Furst Latin America Fund, L.P., Hicks, Muse, Tate & Furst Latin America Private Fund, L.P., HMLA 1-SBS Coinvestors, L.P., Ibero-American Media Partners II, Ltd. and El Sitio, Inc., the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under "Shareholders' Rights under British Virgin Islands Law -- Enforceability of Civil Liabilities" and "Legal Matters" therein.

Yours faithfully,

CONYERS DILL & PEARMAN